Exhibit 99

NACCO Industries, Inc. at a Glance

Principal Businesses	2009 Financial Results	Market Positions
NACCO Materials Handling Group (“NMHG”)	NMHG:	NMHG:
Headquarters: Cleveland, Ohio

NMHG designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Lift trucks and component parts are manufactured in the United States, Northern Ireland, The Netherlands, China, Italy, Japan, Mexico, the Philippines, Vietnam and Brazil.	Revenues: $1.5 billion Operating loss: $31.2 million *Net loss: $43.1 million	NMHG is a world leader in the lift truck industry with an estimated 8 percent market share worldwide, including a 21.5 percent market share in the Americas market.

Lift trucks are distributed through a worldwide network of independent Hyster and Yale dealers and a limited number of wholly owned dealers.

Hamilton Beach Brands (“HBB”)	HBB:	HBB:
Headquarters: Richmond, Virginia

HBB is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels.

HBB has a broad portfolio of some of the most recognized and respected brands in the small electric appliance industry, including Hamilton Beach®, Proctor Silex®, eclectrics®, Traditions®, TrueAir® and Hamilton Beach® Commercial.	Revenues: $497.0 million Operating profit: $50.4 million *Net income: $26.1 million	HBB is one of the leading companies in retail and commercial small appliances, with strong share positions in many of the categories in which it competes.

HBB products are primarily distributed through mass merchants, national department stores, wholesale distributors and other retail sales outlets.

Kitchen Collection
Headquarters: Chillicothe, Ohio

Kitchen Collection is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.	Kitchen Collection: Revenues: $213.9 million Operating profit: $6.7 million *Net income: $3.9 million	Kitchen Collection: Kitchen Collection is the nation’s leading specialty retailer of kitchen and related products in factory outlet malls with 296 stores throughout the United States in 2009.

North American Coal (“NACoal”)	NACoal:	NACoal:
Headquarters: Dallas, Texas

North American Coal mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. North American Coal operates five surface coal mining operations and has three additional coal mines under development.

The company also provides dragline mining services operating under the name “North American Mining Company” for independently owned limerock quarries in Florida.	Revenues: $129.5 million Operating profit: $42.6 million *Net income: $53.2 million	North American Coal is the nation’s largest miner of lignite coal and among the ten largest coal producers. Coal is delivered from mines in Louisiana, Mississippi, North Dakota and Texas to adjacent or nearby power plants.

* For purposes of this annual report, discussions about net income/loss refer to net income/loss attributable to stockholders.

NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, speciality retail and mining. In 2009, total revenues were $2.3 billion and net income* was $31.1 million.

Competitive Advantages	Financial Objectives	Key Strategies

NMHG:	NMHG:	NMHG:
• • • • • • • •	Leading market share positions in the Americas and worldwide
Highly recognized Hyster® and Yale® brand names
Large installed population base of lift trucks; an estimated 804,000 Hyster® and Yale® lift trucks in operation worldwide
Highly diverse customer base with more than 600 different end-user applications in more than 600 industries
Comprehensive global product line
Strong dealer network
Industry-leading national account coverage in the Americas
Globally integrated operations with significant economies of scale	Achieve a minimum operating profit margin target of 9 percent at the peak of the market cycle	• • • • •	Innovation in our products and services
-   Lowest cost of ownership
-   Application-focused solutions
Quality and efficiency
-   Improve operational effectiveness while delivering high-quality products
-   Continually reduce manufacturing and supply chain costs
-   Manufacturing in market of sale
Sales and service excellence
-   Independent dealer networks with dual brand representation if dealerships meet criteria
-   Strong national account direct sales group to support large, geographically dispersed customers
Global coverage with local tailoring of products, services, processes and systems
Organizational excellence
-   People development

HBB:	HBB:	HBB:
• • • • •	Strong heritage brands with leading market shares
Strong relationships with leading retailers
Highly professional and experienced management team
Successful track record of product line expansion and new product innovation
Industry-leading working capital management	Achieve a minimum operating profit margin target of 10 percent	• • • • •	Innovation in our products
Sales and marketing excellence
-   Professional and efficient sales and marketing teams, processes and systems
-   Building brand equity of our current brands and increasing the number of brands
Quality and efficiency
-   Ensure operational excellence while delivering high-quality products
-   Continually reduce supply chain costs
Partnerships with our customers and suppliers Organizational excellence
-   People and processes development

Kitchen Collection:	Kitchen Collection:	Kitchen Collection:
• •	Highly analytical merchandising skills and disciplined operating controls Two well-established, complementary retail store formats —Kitchen Collection® and Le Gourmet Chef®	Achieve a minimum operating profit margin target of 5 percent	• • • • •	Unique, high-quality, widest variety of affordable products in creative store environments
Store improvement and expansion
-   Kitchen Collection® outlet mall expansion
-   Le Gourmet Chef® outlet and traditional mall expansion
-   Internet channel expansion
Cost control
-   Continually reduce store and warehousing costs
-   Control capital costs
Partnerships with our suppliers
Organizational excellence
-   People and processes development

NACoal:	NACoal:	NACoal:
• • • • • •	Coal mines provide steady income and cash flow before financing activities and high return on equity
Contracts are structured to minimize exposure to market fluctuations of coal prices
2.2 billion tons of lignite coal reserves, of which approximately 1.2 billion tons are committed to current customers
Outstanding operational and technological mining skills
Highly efficient heavy equipment utilization
Excellent record of environmental responsibility and employee safety	Earn a minimum return on capital employed of 13 percent and attain positive Economic Value Income from all existing consolidated mining operations and any new projects, while maintaining or increasing the profitability of all existing unconsolidated mining operations	• • • • •	Mining and reclamation expertise
-   Innovative and low cost
-   Equipment maintenance
-   Efficient processes and systems
Safety focus
Long-term partnerships with current and future customers
Pursue new business opportunities
-   Domestic and international
-   Coal and value-added mining services
Organizational excellence
-   People development
-   Highly disciplined mine management teams

Selected Financial and Operating Data
NACCO Industries, Inc. and Subsidiaries

	Year Ended December 31
	2009	2008(1)	2007	2006	2005
	(In millions, except per share data)

Operating Statement Data :
Revenues	$2,310.6	$3,665.1	$3,590.0	$3,327.6	$3,144.2
Operating profit (loss)	$59.1	$(389.5)	$139.2	$171.1	$107.9

Income (loss) from continuing operations	$8.4	$(439.7)	$89.7	$90.5	$56.9
Discontinued operations, net-of-tax(2)	22.6	2.3	0.6	2.8	1.4
Extraordinary gain, net-of-tax(3)	—	—	—	12.8	4.7

Net income (loss)	$31.0	$(437.4)	$90.3	$106.1	$63.0
Net (income) loss attributable to noncontrolling interest	0.1	(0.2)	0.1	0.7	0.1

Net income (loss) attributable to stockholders	$31.1	$(437.6)	$90.4	$106.8	$63.1

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations attributable to stockholders	$1.03	$(53.12)	$10.87	$11.07	$6.93
Discontinued operations, net-of-tax(2)	2.72	0.28	0.07	0.34	0.17
Extraordinary gain, net-of-tax(3)	—	—	—	1.56	0.57

Basic earnings (loss) per share	$3.75	$(52.84)	$10.94	$12.97	$7.67

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations attributable to stockholders	$1.03	$(53.12)	$10.86	$11.06	$6.93
Discontinued operations, net-of-tax(2)	2.72	0.28	0.07	0.34	0.17
Extraordinary gain, net-of-tax(3)	—	—	—	1.56	0.57

Diluted earnings (loss) per share	$3.75	$(52.84)	$10.93	$12.96	$7.67

Per Share and Share Data:
Cash dividends	$2.068	$2.045	$1.980	$1.905	$1.848
Market value at December 31	$49.80	$37.41	$99.69	$136.60	$117.15
Stockholders’ equity at December 31	$47.82	$43.05	$107.80	$96.05	$85.21

Actual shares outstanding at December 31	8.294	8.286	8.269	8.238	8.226
Basic weighted average shares outstanding	8.290	8.281	8.263	8.234	8.223
Diluted weighted average shares outstanding	8.296	8.281	8.272	8.242	8.226

Balance Sheet Data at December 31:
Total assets	$1,488.7	$1,687.9	$2,427.3	$2,154.5	$2,091.6
Long-term debt	$377.6	$400.3	$439.3	$359.9	$406.2
Stockholders’ equity	$396.6	$356.7	$891.4	$791.3	$700.9

(1)	During 2008, NACCO’s stock price significantly declined compared with previous periods and the Company’s market value of equity was below its book value of tangible assets and book value of equity. The Company performed an impairment test, which indicated that goodwill and certain other intangibles were impaired at December 31, 2008. Therefore, the Company recorded a non-cash impairment charge of $435.7 million in 2008.

(2)	During 2009, the Company’s North American Coal subsidiary completed the sale of certain assets of the Red River Mining Company. The results of operations of Red River for 2009 and all prior periods have been reclassified to reflect Red River’s operating results as discontinued operations.

(3)	An extraordinary gain was recognized in 2006 and 2005 as a result of a reduction to Bellaire Corporation’s estimated closed mine obligations relating to amounts owed to the United Mine Workers of America Combined Benefit Fund arising as a result of the Coal Industry Retiree Health Benefit Act of 1992.

	Year Ended December 31
	2009	2008(1)	2007	2006	2005
	(In millions, except employee data)
Cash Flow Data:
Operating Activities
NACCO Materials Handling Group	$115.9	$(27.3)	$34.6	$84.8	$11.9
Hamilton Beach Brands	35.5	18.0	19.5	28.7	31.8
Kitchen Collection	5.4	(6.4)	(10.9)	17.2	0.1
North American Coal Corporation	42.0	23.2	44.7	38.7	26.4
NACCO and Other	(41.8)	(2.6)	(6.5)	4.1	5.0

Provided by operating activities	$157.0	$4.9	$81.4	$173.5	$75.2

Investing Activities
NACCO Materials Handling Group	$5.8	$(37.5)	$(33.9)	$(30.6)	$(30.1)
Hamilton Beach Brands	(2.1)	(5.7)	(3.7)	7.2	(3.8)
Kitchen Collection	(1.1)	(6.0)	(3.9)	(16.1)	(1.0)
North American Coal Corporation	34.5	(15.9)	(18.2)	4.2	(21.4)
NACCO and Other	(14.0)	(6.3)	(0.2)	—	—

Provided by (used for) investing activities	$23.1	$(71.4)	$(59.9)	$(35.3)	$(56.3)

Cash Flow before Financing Activities(4)
NACCO Materials Handling Group	$121.7	$(64.8)	$0.7	$54.2	$(18.2)
Hamilton Beach Brands	33.4	12.3	15.8	35.9	28.0
Kitchen Collection	4.3	(12.4)	(14.8)	1.1	(0.9)
North American Coal Corporation	76.5	7.3	26.5	42.9	5.0
NACCO and Other	(55.8)	(8.9)	(6.7)	4.1	5.0

Consolidated Cash Flow before Financing Activities	$180.1	$(66.5)	$21.5	$138.2	$18.9

Provided by (used for) financing activities	$(64.1)	$(83.2)	$64.4	$(105.8)	$(1.8)

Other Data:
Adjusted EBITDA(5)	$111.5	$106.6	$201.7	$213.8	$175.5
Total employees at December 31(6)	8,600	9,500	10,600	11,300	11,100

(4)	Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.

(5)	Adjusted EBITDA is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. Adjusted EBITDA does not represent cash flow from operations, as defined by U.S. generally accepted accounting principles. You should not consider Adjusted EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines Adjusted EBITDA as income before goodwill and other intangible assets impairment charges, income taxes, non-controlling interest (income) expense, discontinued operations and extraordinary gain plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. generally accepted accounting principles and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using U.S. generally accepted accounting principles are presented above. A reconciliation of cash flow provided by operating activities to Adjusted EBITDA is presented below.

(6)	Includes employees of the unconsolidated mining subsidiaries and excludes employees of Red River.

	Year Ended December 31
	2009	2008(1)	2007	2006	2005
	(In millions)
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA(5)
Cash flow provided by operating activities	$157.0	$4.9	$81.4	$173.5	$75.2
Change in working capital items	(114.9)	96.6	77.2	(21.6)	46.0
Gain on sale of assets and businesses	10.0	0.1	1.3	25.6	0.6
Discontinued operations(2)	8.4	(4.6)	(2.0)	(4.8)	(2.6)
Restructuring charges	(9.3)	(9.1)	(8.6)	(0.8)	(2.7)
Difference between deferred income taxes and income tax provision (benefit)	(4.6)	(1.6)	19.1	19.4	21.1
Other non-cash items	35.9	(12.7)	4.6	(11.8)	(5.4)
Interest expense, net	29.0	33.0	28.7	34.3	43.3

Adjusted EBITDA(5)	$111.5	$106.6	$201.7	$213.8	$175.5

Calculation of Adjusted EBITDA(5)
Net income (loss) attributable to stockholders	$31.1	$(437.6)	$90.4	$106.8	$63.1
Goodwill and other intangible assets impairment charges	—	435.7	—	—	—
Discontinued operations, net of tax(2)	(22.6)	(2.3)	(0.6)	(2.8)	(1.4)
Extraordinary gain, net-of-tax(3)	—	—	—	(12.8)	(4.7)
Noncontrolling interest (income) loss	(0.1)	0.2	(0.1)	(0.7)	(0.1)
Income tax provision	20.5	18.7	24.3	28.5	13.8
Interest expense	32.2	40.6	40.7	41.8	47.5
Interest income	(3.2)	(7.6)	(12.0)	(7.5)	(4.2)
Depreciation, depletion and amortization expense	53.6	58.9	59.0	60.5	61.5

Adjusted EBITDA(5)	$111.5	$106.6	$201.7	$213.8	$175.5

This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with GAAP appear on this page and page 16.

To Our Stockholders
Introduction
     The global recession made 2009 very challenging for NACCO Industries, Inc. and its subsidiaries, particularly in the first half of the year. NACCO’s lift truck business faced extraordinarily depressed markets worldwide. Consumer goods markets were well below earlier peak levels. And while lignite mining markets remained steady, the limerock mining markets in Florida were extremely depressed.
     Given these market conditions, consolidated revenues for NACCO decreased substantially in 2009 to $2.3 billion compared with $3.7 billion in 2008. As a result, NACCO Materials Handling Group (“NMHG”) had a significant loss in 2009 as its revenue declined 48 percent because global lift truck markets remained very weak for the entire year. However, at Hamilton Beach Brands (“HBB”), despite a decrease in revenues, operating results were exceptional. Kitchen Collection also experienced a promising turnaround in 2009, reporting significantly improved results. North American Coal (“NACoal”) had an excellent year with improved results. Overall, we implemented aggressive actions in 2009 to combat the recession and made sound progress on our key improvement programs.
     Economic and market conditions appeared to stabilize in the second half of 2009, with some isolated signs of limited recovery beginning to emerge. The forklift truck market appears to have stabilized at the end of 2009, but at very depressed levels in NMHG’s largest markets. These depressed levels are expected to continue into 2010. NACCO continues to operate on the assumption that the global lift truck markets will not improve significantly in the first half of 2010, and is cautiously optimistic a moderate recovery in that market will begin in the second half. The consumer goods markets appear to be recovering, although consumers continue to struggle with high unemployment rates and lower income levels. The lignite market is expected to remain stable, and the limerock market in South Florida is expected to continue to be depressed by the weak housing and construction markets. Aggressive cost containment actions, such as reduced employee salaries and benefits and spending and travel restrictions, remain in effect at NMHG and NACCO headquarters, and will be phased back in only as NMHG’s financial results permit. At the consumer products subsidiaries, employee-related benefit programs suspended at the beginning of 2009 were partially phased back in during the fourth quarter of 2009 and have been fully reinstated in 2010.
     NACCO and its subsidiaries continue to be financially secure. In 2009, NACoal refinanced its credit agreement on favorable terms. Each of the other subsidiaries currently has attractive financing in place. Further, each of NACCO’s subsidiaries generated extraordinary cash flow before financing activities in 2009, with Consolidated NACCO in total generating $180.1 million. We will continue to focus on maximizing cash flow before financing activities in 2010, although levels lower than in 2009 are expected because 2009’s significant reductions in working capital are not expected to reoccur.
     NACCO continues to have flexibility in capitalizing its subsidiaries, an option we believe to be a key advantage of our operating holding company organization structure. In 2009, additional capital contributions of $79.7 million and $3.2 million were made to NMHG and Kitchen Collection, respectively.
Subsidiary Financial Objectives
     Each of NACCO’s subsidiary companies has specific long-term financial objectives (see sidebar for specific goals). In 2009, NACoal and HBB achieved their targets. However, if HBB had not suspended certain employee benefits, the company would have been short of its operating profit margin target. Looking forward, HBB is expected to continue to do very well, but it will need additional sales volume to achieve its target. Kitchen Collection made substantial progress toward its financial objectives in 2009. Kitchen Collection® stores were at target, but the Le Gourmet Chef® stores are not expected to achieve the target objective until 2012 to 2013 as sales volume increases and certain underperforming stores are closed. Due to the unprecedented depressed market conditions in the forklift truck market and the continuing uncertainty regarding the timing of an upturn in that market, it is difficult to provide a timetable for achieving NMHG’s target. However, NMHG’s programs created substantial operating leverage, establishing a strong position to achieve its operating profit margin target when the market does peak. Each of NACCO’s subsidiaries is proceeding with specific programs designed to achieve its targets. As market conditions improve, the Company expects that the subsidiaries’ operating fundamentals and the maturation of the programs that have been put in place will position each of them to achieve their long-term financial goals.
Subsidiary Financial Objectives:
•	NACoal: Earn a minimum return on capital employed of 13 percent and attain positive Economic Value Income from all existing consolidated mining operations and any new projects while maintaining or increasing the profitability of all existing unconsolidated mining operations

•	NMHG: Achieve a minimum operating profit margin of 9 percent at the peak of the market cycle

•	HBB: Achieve a minimum operating profit margin of 10 percent

•	Kitchen Collection: Achieve a minimum operating profit margin of 5 percent

•	All subsidiaries: Generate substantial cash flow before financing activities
Discussion of Results
     In late 2009, NACoal completed the sale of certain assets of the Red River Mining Company for cash proceeds of $41.4 million. Because of this sale, the financial information in this Annual Report has been reclassified to reflect the Red River Mining Company operating results as discontinued operations. As a result, net income(1) for 2009 includes earnings from discontinued operations of $22.6 million, comprised of the after-tax gain on the sale of $22.3 million and Red River’s full-year after-tax earnings of $0.3 million.
     Overall, NACCO reported consolidated income from continuing operations of $8.5 million in 2009, compared with a consolidated loss from continuing operations of $439.9 million in 2008. Results for 2008 were negatively affected by a non-cash write-off of goodwill and certain other intangible assets at NMHG, HBB and Kitchen Collection totaling $435.7 million, or $431.6 million net of taxes of $4.1 million, and the recognition of non-cash charges totaling $29.8 million against certain accumulated deferred tax assets at NMHG. Including these charges, in 2008 NMHG incurred a net loss of $376.0 million, HBB reported a net loss of $73.3 million and Kitchen Collection reported a net loss of $10.0 million.
     Excluding these charges, consolidated adjusted net income for the year ended December 31, 2008 was $23.8 million, or $2.87 per share, which includes earnings from discontinued operations of $2.3 million. “Adjusted net income or loss” in this letter refers to net income or net loss results that exclude the goodwill and intangible assets impairment charges as well as the charges against the accumulated deferred tax assets. (For reconciliations from 2008 GAAP results to the adjusted 2008 non-GAAP results, see page 16.) The remaining discussion of 2008 results in this letter relates only to adjusted net income or adjusted net loss unless otherwise noted. Management believes a discussion of adjusted net income or adjusted net loss is more reflective of NACCO’s underlying business operations and assists investors and the subsidiaries’ lenders in better understanding the results of operations of NACCO and its subsidiaries.
     During 2009, NACoal reported income from continuing operations of $30.6 million compared with income from continuing operations of $19.8 million in 2008. NMHG had a net loss of $43.1 million in 2009 compared with adjusted net income of $1.1 million in 2008. HBB had 2009 net income of $26.1 million compared with 2008 adjusted net income of $7.4 million. Finally, in 2009 Kitchen Collection reported net income of $3.9 million compared with an adjusted net loss of $6.4 million in 2008. Further discussion of these results is contained in each subsidiary’s section of this letter.

(1)	For purposes of this annual report, discussions about income/loss from continuing operations and net income/loss refer to income/loss from continuing operations attributable to stockholders and net income/loss attributable to stockholders.

[PICTURE: One of the draglines at The Falkirk Mining Company in North Dakota.]
North American Coal
2009 Results
     NACoal has had strong, stable performance over the years and 2009 was no exception. The long-term nature of NACoal’s coal supply agreements and the low cost of power provided by the power plants it serves resulted in minimal effect from the recession on the company’s coal mining operations. Positive financial developments in 2009 included the sale of the Red River Mining Company for cash proceeds of $41.4 million and an after-tax gain of $22.3 million, the receipt of lease bonus payments of $7.1 million pre-tax for leasing certain oil and gas mineral rights controlled by NACoal to a third party and significantly improved deliveries and operations at the Mississippi Lignite Mining Company compared with 2008. As a result of the favorable events of 2009, NACoal generated cash flow before financing activities of $76.5 million compared with cash flow before financing activities of $7.3 million in 2008.
     Nevertheless, 2009 did have challenges. Minimal limerock was mined as a result of the downturn in the Florida housing and construction markets and an unfavorable legal ruling for the Florida lake belt region that terminated NACoal’s customers’, as well as others’, existing mining permits at most of the limerock dragline mining operations. The nature of the company’s limerock mining services agreements did, however, limit the financial impact on NACoal. In addition, inclement weather in Mississippi in the fourth quarter reduced efficiency at that mine and unscheduled outages throughout the year at the Sabine Mining Company’s customer’s power plant resulted in fewer deliveries at that mine.
     NACoal entered into a number of new coal mining contracts in 2009. These projects are in development phases and will not be fully operational for several years. NACoal’s new subsidiary, Camino Real Fuels, entered into a contract mining services agreement to mine approximately 2.7 million tons of coal annually with initial deliveries expected to commence in 2012. NACoal’s new subsidiary, the Demery Resources Company, entered into a contract mining services agreement to mine approximately 300,000 to 400,000 tons of coal annually, with initial deliveries expected to commence in 2010. Finally, NACoal’s new subsidiary, Caddo Creek Resources Company, entered into a contract mining services agreement to mine approximately 650,000 tons of coal annually for a customer that currently purchases its coal from The Sabine Mining Company, with initial deliveries expected to commence in 2013. In addition to the new coal mining agreements, NACoal entered into a new limerock mining services contract for deliveries of approximately 1.0 million cubic yards annually when the quarry is at full capacity once the Florida market improves. NACoal commenced limerock mining at this quarry during 2009.
[PICTURE: At the Falkirk Mine in North Dakota, an electric shovel loads overburden into a fleet of Caterpillar end dump trucks to expose the coal for extraction.]
Market Outlook for 2010
     NACoal expects steady performance at its coal mining operations in 2010 provided that customers achieve their planned power plant operating levels. As a result, tons delivered at its coal mines in 2010 are expected to be comparable to 2009.
     Limerock deliveries are expected to be significantly higher in 2010 than in 2009. In early 2010, the U.S. Army Corps of Engineers began issuing new mining permits for NACoal’s limerock customers in the Florida lake belt region where an unfavorable legal ruling terminated the customers’previous mining permits. Most of the company’s limerock operations are expected to be operating again by the end of the first quarter of 2010. However, production will ramp up slowly and not all mining permits will be issued at once. In addition, production levels are expected to continue at low rates in 2010 because of the continued depressed levels of the South Florida housing and construction markets. Delivery levels are not expected to return to 2008 levels until those markets recover.
[PICTURE: Sunflowers ready for harvesting bask in the midday sun on reclaimed land at The Coteau Properties Company’s Freedom Mine in North Dakota. One of Freedom Mine’s draglines works in the background to remove overburden at the mine site.]
Actions Being Taken to Move Forward in 2010
     NACoal prides itself on its intense focus on safety, the environment and its continuous improvement programs. These well-established programs form a solid foundation for operations to be relatively stable at all of its coal mines in 2010. Results may improve at certain mines, providing no significant unplanned outages occur at any of its customers’power plants. High productivity levels are expected to continue at all mining operations, especially at the Mississippi Lignite Mining Company, where the company expects to build up safety stock inventory during 2010 and achieve a steady operating level beginning in 2011.
     NACoal’s exemplary reclamation practices reflect a long-term commitment to outstanding land reclamation efforts. During 2009, the Mississippi Lignite Mining Company was one of three mines awarded the 2009 Office of Surface Mining Gold Good Neighbor Award in recognition of its outstanding commitment to establishing good working relations with surrounding communities.
     NACoal is working on three important new project opportunities for which it expects to continue to incur substantial expenses in 2010. First, permitting is under way in the Otter Creek Reserve in North Dakota in expectation of opening a new mine. A permit is anticipated to be issued in mid-2010. Second, construction is complete on coal dryers and a coal load-out facility adjacent to the Falkirk Mine. This project is expected to improve market potential for the Falkirk Mine by extending the distances lignite coal can be economically shipped, beginning with shipments expected to start in the second quarter of 2010 to the Spiritwood Power Plant, now under construction. Finally, NACoal is working on a project with Mississippi Power to provide lignite coal to a new plant expected to be built in Mississippi.
     Overall, NACoal expects full-year income from continuing operations to increase moderately in 2010 over 2009 after excluding lease bonus payments of $7.1 million pre-tax received during 2009. However, the company anticipates receiving receive significant royalties on the leased reserves over time. Cash flow before financing activities is expected to be positive in 2010, but down significantly from 2009, after excluding the effect of the Red River Mining Company sale and the lease bonus payments, as a result of changes in working capital.
     NACoal’s contract at the San Miguel Lignite Mine expires at the end of 2010. The company intends to respond to San Miguel Electric’s “Request for Proposal” to operate the mine beyond 2010.
Longer-Term Perspective
     NACoal expects to continue its record of operational excellence in safety, environmental stewardship and production at each of its mining operations and, over time, to deliver profitability that exceeds its financial objectives.
     NACoal’s vision is to continue to be the leading low-cost miner of coal used in power generation, coal gasification and coal-to-liquids plants and to provide selected value-added mining services for companies in the aggregates business. However, significant growth for NACoal in the United States will depend on the United States adopting a balanced energy policy in which coal continues to play a key role. The company believes that coal must remain an integral part of the energy mix if the United States is going to continue to be fully competitive in a global economy.
     NACoal will continue taking a leadership role in helping balance energy needs with environmental responsibility. The company is actively associated with several organizations involved in evaluating and studying various clean-coal technologies, some of which are funded by the federal government. Also, one of NACoal’s customers, Basin Electric, is a pioneer in the carbon capture process, which it employs at its Dakota Gasification facility to put CO2 into a pipeline for export to Canada for enhanced oil and gas recovery. Further, most of NACoal’s potential coal-fired power plant customers, such as Mississippi Power, include carbon capture in their new coal project plans. The company continues to believe that new power plant technologies, such as integrated gasification combined cycle power generation, and production of alternative fuels made from coal, will provide important opportunities in the future, and it will continue to monitor the economic feasibility of coal-to-liquid technologies.
     Importantly, the company is encouraged that more value-added mining services projects for coal and other aggregates may become available in the international arena, as evidenced by the company’s recent agreement for mining services in India. NACoal also continues to pursue non-coal mining opportunities outside the United States.
     Overall, NACoal sees sound long-term prospects for additional mining opportunities and has several promising business opportunities currently in various stages of negotiation.
[PICTURE: Hyster’s new electric-rider lift truck series, the Hyster® J45-70XN pneumatic tire series, has lifting capacities of 4,500 to 7,000 pounds. These trucks have been designed for overall productivity at lower costs. The 5,000 pound lift truck model is shown below.]
NACCO Materials Handling Group
2009 Results
     Like most companies in the industrial equipment sector, NMHG faced extremely challenging market and operating conditions in 2009 as a result of extraordinarily depressed global lift truck markets. The lift truck market saw an unprecedented decline in the beginning of 2009 before reaching a bottom in mid-2009, where it remained almost through year end. As a result of these market conditions, NMHG experienced a 52 percent drop in lift truck unit shipments and a corresponding 48 percent decline in revenues in 2009 compared with 2008. The company reported a significant net loss for the year ended December 31, 2009. However, as a result of aggressive programs to reduce inventories and receivables, NMHG generated significant cash flow before financing activities of $121.7 million in 2009.
     NMHG acted early and aggressively to counteract the market decline. In late 2008, NMHG implemented cost containment measures that included reduced salaries and other employee-related benefits, capital expenditure restraints, and travel restrictions, all of which remained in place throughout 2009. In addition, in late 2008 and throughout 2009, the company implemented reductions-in-force and plant restructurings to properly size the organization for the reduced market levels. Over the year, NMHG restructured its American and European sales and marketing work forces to enhance the effectiveness of these organizations while at the same time reducing expenses. In October 2009, the company announced the shutdown of its Modena, Italy, manufacturing plant and the transfer of production to its Masate, Italy, manufacturing plant. These restructurings were essentially complete by the end of 2009.
     NMHG was fortunate that some key programs undertaken well in advance of the downturn were completed in the first quarter of 2009. A manufacturing restructuring program, which included the transfer of the 2.0 to 3.5 ton internal combustion engine pneumatic lift truck to the Berea, Kentucky, plant, the closure of the plant in Irvine, Scotland, and a plant consolidation in Greenville, North Carolina, all produced a smaller total plant footprint with significant efficiencies and enhanced throughput capacity.
     Unlike prior years, currency exchange rates and material costs had a significant favorable effect on operating results in 2009 as the dollar strengthened against the British pound and Australian dollar for the greater part of the year and as commodity costs declined compared with 2008. These benefits were compounded by the favorable effects of price increases implemented in prior periods. In addition, current-year results benefited from the effect of LIFO liquidations at lower prior-year inventory costs compared with current-year purchases.
     During 2009, NMHG sold its Australian fleet rental business and the majority of its Australian retail dealerships, which has resulted in retail becoming a very small portion of overall NMHG results. The company will continue to look to divest its remaining retail dealerships to strong independent dealers in the coming year.
     NMHG’s market share of factory bookings declined in 2009 in each area of the world, largely due to NMHG’s commitment to reducing dealer inventories as quickly as possible to market-appropriate levels and to the disproportionate decline in the internal combustion engine counterbalanced truck market in which NMHG has a more significant share.
[PICTURE: The new European Hyster® pneumatic tire, J3.5XN electric lift truck, with all-weather cab, shown above, has a lifting capacity of up to 3.5 metric tons.]
[PICTURE: The new Yale® GP170-190 Veracitor™ VX, with lifting capacities from 17,000 to 19,000 pounds, features a 3.3L high output turbo diesel engine and custom transmission for maximum performance.]
Market Outlook for 2010
     Global market levels for units and parts volumes appear to have stabilized in the second half of 2009. However, NMHG is not anticipating a market upturn of any significance in the first half of 2010. The Chinese market, in which NMHG is not a significant player, is the only market to have recovered to pre-recession levels. The Brazilian market also appears to be turning up. Latin America and the critical North American market, as well as European markets, continue at low but stable levels. NMHG is cautiously optimistic a moderate recovery will begin in the second half of 2010 for these regions. Recovery is also anticipated to be stronger in Eastern Europe, the Middle East and Asia than in Western Europe, which is expected to be flat in comparison with 2009. The North American market is expected to improve moderately.
     Parts volumes showed only a slight improvement in the second half of 2009 over the first half of 2009, and early 2010 indicators show a continued weak recovery. Generally, the pace of the upturn is difficult to forecast. Overall, the company expects moderate increases in bookings, unit shipment levels and parts sales in 2010 compared with 2009, with gradual increases each quarter.
[PICTURE: The Yale® MPE 060-080 rider-walkie pallet truck, with capacities up to 8,000 pounds, is available in single, double or triple pallet configurations. The MPE is designed to meet the horizontal transporting dock needs in warehouse environments.]
     Actions Being Taken to Move Forward in 2010
     Given these market prospects, NMHG’s team is overseeing a focused agenda that balances near-term challenges of revenue generation in a severely depressed market with the longer-term objective of ensuring that the company is properly prepared to achieve its financial targets as the recovery strengthens.
     In 2009, the company’s actions were successful in reducing NMHG’s overall cost structure to appropriate levels for prevailing market conditions. The company plans to continue to manage its business very conservatively until it is confident the upturn will be enduring. Cost containment actions, such as conservative plant schedules, plant vacation periods, administrative cost control measures, reduced salaries and capital expenditure constraints, will continue in 2010 and will be adjusted only as conditions improve.
     Overall, NMHG’s product development, supply chain, manufacturing processes and quality and reliability programs are quite mature and are in a phase of continuous improvement. The company expects significant benefits from these areas as the market returns. These programs, in conjunction with strengthened sales and marketing capabilities and a focus on enhanced distribution effectiveness, set the stage for gaining additional market share in the next cycle. In 2009, NMHG announced that it would permit its dealers to represent both the Hyster® and Yale® brands under controlled conditions. This new policy is expected to enhance sales effectiveness through specialization around end customer application needs. Another priority will be to continue to strengthen NMHG’s competitive pricing strategy based on more regularly updated product costs and value-selling around base products and bundled features.
     The company believes it currently has a broad grouping of the right products available at appropriate cost and price structures as a result of programs implemented in earlier years. The introduction of a number of additional products in 2010 will largely complete this major effort. Also, despite some recent 2010 commodity cost increases, material costs are expected to remain flat over the course of the year. However, the lift truck market is currently very price-competitive, with significant pricing pressures in all markets due mainly to the excess capacity that results from current low market levels.
     Overall, NMHG expects a net loss in the first half of 2010, with a difficult first quarter. However, the net loss is expected to be much smaller than the loss realized in the first half of 2009. Modest market improvements from improved parts and unit volumes anticipated in the second half of 2010 are expected to lead to about break-even results for the full year, based on the company’s current forecast of market conditions. Cash flow before financing activities for 2010 is expected to be positive, but significantly lower than 2009 because the working capital reductions achieved in 2009 will not be repeated in 2010.
     Longer-Term Perspective
     NMHG’s vision continues to be to ensure its place as a leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value.
     As a result of mature improvement programs, NMHG is well-positioned to maintain its global competitiveness. The company’s focus on its product pipeline is also expected to help enhance the company’s competitiveness and market share. A continuous stream of new product innovations and product introductions is on track. The new electric-rider lift truck program is bringing a full line of newly designed products to market. The company is expected to introduce the remainder of its new electric lift truck line in 2010 and early 2011. The company introduced the 2 to 3 ton four-wheel electric trucks in Europe in early 2010 and expects to introduce five additional series over the remainder of the year. In addition, NMHG plans to introduce a 25 to 32 ton big truck and several warehouse trucks. Finally, NMHG is developing a new base-model internal combustion engine lift truck aimed at the medium-duty segment of the market. The first lift trucks in this series are expected to be introduced in mid-2010, with a complete rollout by 2012.
     Overall, NMHG believes its products, supply chain, manufacturing, quality, pricing, distribution and sales and marketing programs will position the company well in the global lift truck market. As the market turns up, these programs are expected to move the company’s financial performance to target levels and to an enhanced market share position.
[PICTURE: The new Yale® ERP-045-070VL electric-rider lift truck, with lifting capacities of up to 7,000 pounds, shown above, provides a zero-emissions alternative for indoor and outdoor applications. The innovative component design and the “Drop Battery Box” allows for pneumatic tires on an electric truck.]
[PICTURE: The new Hyster® H550-700HD series of big trucks with lifting capacities up to 70,000 pounds, shown below, features a redesigned hydraulic system for optimal reliability and lower operating costs.]
Hamilton Beach Brands
2009 Results
Despite the global recession and its negative effects on retail markets, which unfavorably affected sales volumes in 2009, HBB operated exceptionally well during

2009, generating a substantial increase in operating profit and net income compared with 2008. Sales volume was constrained by job losses and an uncertain economy, and, in the second half of 2009, by lost placements and promotions at certain key retailers. Nonetheless, improved margins from sales of innovative, higher-priced products, reduced product and supply chain costs and lower advertising expenses more than offset the impact of the decline in revenues. Additionally, as a result of strong profitability and effective working capital management, HBB generated cash flow before financing activities of $33.4 million in 2009.
[PICTURE: Hamilton Beach® Commercial Tempest® high-performance blender.]
[PICTURE: Clockwise from top: Hamilton Beach Brands’ newest products include: Hamilton Beach® 6-quart programmable Set & Forget® slow cooker with spoon rest and clip-tight gasket lid, Hamilton Beach® BrewStation® Summit Ultra 12-cup coffeemaker, Hamilton Beach® 6-Speed classic hand mixer, Traditions® by Proctor Silex iron and Hamilton Beach® Premiere cookware electric skillet.]
[PICTURE: True Air® Allergen Reducer.]
Market Outlook for 2010
     The small kitchen appliances market appears to be recovering. Although consumer confidence and other key indicators have improved in early 2010 compared with 2009, the pace and sustainability of the upturn in consumer markets are uncertain. Although the market is expected to be stronger in 2010, it is still not yet back to the retail sales levels of 2006 and 2007 as consumers continue to struggle with financial concerns and high unemployment rates. Importantly, the company is well positioned at mass merchants who tend to serve price-conscious consumers and who performed better in 2009 than higher-end retailers. HBB is not significantly dependent on the higher-end segments, which are expected to continue to experience weakness in 2010. Accordingly, HBB anticipates revenues in 2010 to be comparable to or slightly lower than 2009.
Actions Being Taken to Move Forward in 2010
     HBB entered the recession operationally strong and emerged even stronger. The company is entering 2010 with expectations for above-average growth in the international and commercial markets. However, U.S. consumer markets will be more challenging in 2010. While HBB’s position with mass merchants was stable and helped to mitigate the effects of the global recession in 2009, in 2010 the company will continue to invest in innovative products and value-added services for its key customers to ensure HBB products maintain their current strong market position in those accounts. In 2010, HBB also plans to strengthen its focus on the higher-end U.S. consumer market. The company expects to launch a line of Melitta-branded beverage appliances under its new licensing agreement in the third quarter of 2010.
     HBB will continue to monitor commodity costs closely and will adjust product prices and placements as appropriate. The company will continue to have an intense focus on improving market share while maintaining or improving product margins.
     Certain employee-related benefit programs that were suspended at the beginning of 2009 were partially phased back in during the fourth quarter and have been fully restored in 2010. Nevertheless, HBB will continue to manage its operating expenses aggressively.
     Overall, full-year 2010 net income and cash flow before financing activities are currently expected to be lower than 2009 on roughly comparable revenues, as expenses are expected to be higher in 2010 compared with the unusually low levels achieved in 2009.
Longer-Term Perspective
     Product quality, customer service and fact-based professional sales and marketing remain areas of excellence for HBB. Important promotional campaigns designed to support HBB’s brands and new products are expected to continue. The company’s product and placement track record continues to be impressive due to innovation processes centered on understanding and meeting end-user needs. New products introduced in 2009, as well as further new product introductions in the pipeline for 2010 and future years, are expected to improve revenues.
     At the end of 2009, HBB’s Chief Executive Officer, Dr. Michael J. Morecroft, retired and was succeeded by Gregory H. Trepp, previously the Vice President of Marketing and a long-time member of the executive management team. The transition was extremely smooth, with the company continuing to be led by a strong and experienced management team. This team is focused on ensuring HBB continues to be a leading designer, marketer and distributor of small electric household and commercial products sold worldwide under strong brand names and achieving profitable growth from innovative solutions that improve everyday living. The company will continue to work to increase revenues and profitability by gaining placements, improving efficiencies, reducing costs, and pursuing strategic growth opportunities, including growth through royalty and branding agreements, growth throughout Latin America and growth in commercial products. The company is well-positioned to continue its leadership position in the small kitchen appliances industry and to operate close to its long-term financial objectives in the years ahead.
[PICTURE: Proctor Silex® 8-Speed Blender, Hamilton Beach® Ensemble™ 2-slice bagel toaster (shown in red) and Hamilton Beach® stainless steel kettle.]
Kitchen Collection
2009 Results
     Despite much economic uncertainty, a weak consumer market and an environment in which discretionary spending on entertaining contracted, Kitchen Collection achieved a major turnaround in 2009, delivering increased revenues, income and cash flow before financing activities compared with 2008 and significantly outperforming expectations held at the beginning of 2009. Favorable results in both store formats, as well as benefits from lower product and freight costs, the full-year benefit of an efficiently run distribution center owned and operated by Kitchen Collection rather than by a third party, and administrative cost control measures implemented in early 2009 all contributed to Kitchen Collection’s turnaround. The company generated positive cash flow before financing activities of $4.3 million in 2009.
     The Kitchen Collection® stores, which sell more basic kitchen items, had very strong results in 2009 as consumers sought value brands and items for basic needs. While the average sales transaction value was lower, the Kitchen Collection® stores experienced more sales transactions due to an increase in customer visits. The Kitchen Collection® stores also benefited from new and seasonal stores and improved merchandising and promotional activities in the second half of the year that resulted in improved margins. The Le Gourmet Chef® stores, which sell higher-end goods focusing on entertaining themes, struggled in the early part of 2009 but ended the year much stronger with an increase in transactions and a higher average sales transaction value. A new, revitalized store format and website for the Le Gourmet Chef® stores, focused more on food, tabletop and on-trend merchandise, was fully implemented as the fourth quarter holiday season opened, helping drive customer visits, sales volumes and improved margins.
[PICTURE: Le Gourmet Chef® stores display goods in theme-oriented sections featuring Spices, Barbeque, Cookware, Snacks, Tex-Mex, Baking, Breakfast and Seafood. Featured is the storefront for the Paramus, New Jersey, store.]
Market Outlook for 2010
     Despite uncertain consumer spending, which remains constrained by financial concerns and high unemployment rates, the outlet mall market appears to be improving. Against this backdrop, Kitchen Collection expects a modest increase in revenue in 2010 compared with 2009, despite the planned closing of a number of under-performing stores. Favorable sales and margin trends that occurred in the reformatted Le Gourmet Chef® stores in the second half of 2009 are expected to continue into 2010.
Actions Being Taken to Move Forward in 2010
     In 2009, changes in upper management at Kitchen Collection strengthened a seasoned team with significant consumer and retail merchandising experience. This new team redirected the focus of the company toward enhancement of the separate identities of its two store formats. On January 1, 2010, Robert LeBrun, previously Senior Vice President General Merchandise Manager, became President of The Kitchen Collection, Inc.
     In 2009, the company invested significantly in improving the Le Gourmet Chef® store format and moving toward profitability by focusing on an enhanced product assortment in reformatted stores. These steps increasingly took effect in the second half of 2009 and are expected to continue to improve results in 2010. Kitchen Collection will continue to refine the merchandise mix in the Le Gourmet Chef® stores in 2010. The company expects to continue to test and implement programs to improve Kitchen Collection’s sales and profits as well.
     Rent levels at certain stores will be another area of concentration in 2010. The company intends to close stores when rent levels result in stores becoming unprofitable in the long term. Kitchen Collection intends to capitalize on the weak commercial real estate market to negotiate acceptable leases in underperforming stores. Also, as a result of favorable short-term leasing rates, Kitchen Collection was able to keep nine 2008 seasonal stores open in 2009 and 2010, and an additional five seasonal stores, which opened in late 2009, open in 2010. The company also opened 11 new traditional stores in 2009. While growth in the number of Kitchen Collection® and Le Gourmet Chef® stores continues to be a long-term goal, the expected closure of underperforming stores in 2010 will result in a near-term reduction in the number of Le Gourmet Chef® stores.
     Certain employee-related benefit programs that were suspended or reduced at the beginning of 2009 were partially phased back in during the fourth quarter of 2009, and have been fully restored in 2010. Kitchen Collection will, however, continue to manage its operating expenses carefully.
     Overall, Kitchen Collection anticipates a moderate increase in full-year net income for 2010 compared with 2009. Cash flow before financing activities is expected to be comparable with 2009.
[PICTURE: The Le Gourmet Chef® store in Paramus, New Jersey, shown above, features higher-margin, brand-name kitchenware and gourmet foods.]
[PICTURE: The Kitchen Collection® store in Edinburgh, Indiana, shown below, features higher-margin, brand-name kitchen gadgets, small electric appliances and a variety of other kitchen- and housewares-related products.]
Longer-Term Perspective
     Kitchen Collection’s vision is to be the leading specialty retailer of kitchen, home entertaining and gourmet food products in outlet malls and other retail channels for consumers seeking a large selection of unique, high-quality products at an exceptional value. The company has two strong store formats and plans to leverage this strength with strong, separate brand identities for each.
     Overall, the company has moved from recovery into a growth phase. The Kitchen Collection® store format is strong and Le Gourmet Chef® continues to improve. Going forward, management plans to focus on revenue growth through further enhancement of its merchandise mix, store displays and appearance. The company will also strive to expand the number of outlet malls in which Kitchen Collection® and Le Gourmet Chef® have stores and to ensure store footprint sizes are appropriate to enhance its ability to achieve target profit levels. Kitchen Collection also continues to work on developing a profitable traditional mall strategy for the Le Gourmet Chef® stores, where expansion potential is very high. The Le Gourmet Chef® website was updated in 2009 and the Kitchen Collection® website is expected to be updated in 2010. These websites are expected to provide ongoing revenue growth opportunities.

Conclusions and NACCO Outlook
     The economic environment has improved substantially from where it was a year ago, but a number of uncertainties still remain. NACCO’s companies will manage cautiously until evidence of a solid economic recovery becomes clear. As markets and volumes turn up, NACCO’s businesses expect to gain the benefits of previously established programs. NACCO’s businesses are well-positioned to achieve their minimum financial goals when markets fully recover.
     We believe that appropriate plans are in place for a challenging 2010 at NMHG and for maintaining the three other subsidiaries at sound levels in 2010. While NMHG is planning for about break-even performance in 2010, it is poised to begin achieving its financial goals as its markets recover. We expect continued strong performance from NACoal and HBB, which are operating well and either achieving or close to their targets. Improved results at Kitchen Collection are expected to continue.
     NACCO plans to continue to focus on maximizing cash flow before financing activities in 2010 and later years. Capital expenditures are expected to be modest in the years ahead unless new growth opportunities develop. NACCO’s cash on hand provides flexibility with respect to capitalizing its subsidiaries, although no further significant capital injections are anticipated at this time.
     NACCO continues to have great confidence in the management teams at each of the Company’s subsidiaries. The many experienced and capable people who worked so closely together in a most challenging 2009 were the key to the Company’s achievement of strong results at each company, given the state of each subsidiary’s markets.
     Early in 2009, NACCO’s stock price reached a remarkable low. Although the price has recovered significantly since then, we hope that further price increases will come as the Company’s income improves as a result of its strong improvement programs and the return of stronger market conditions.
     In closing, we would like to give special acknowledgment to Dr. Michael Morecroft, who retired in December 2009 as President and Chief Executive Officer of HBB. Throughout Mike’s 22-year career with the company, he was an outstanding leader with a particularly approachable personal style. This was most evident during the last eight years when Mike led HBB. We are pleased to continue to have the benefit of Mike’s leadership on the HBB Board as Vice Chairman. We all thank Mike for his commitment to HBB and wish him the very best in his retirement.
     We would also like to take this opportunity to express sincere thanks to Dr. Ian Ross, who is choosing to retire from NACCO’s Board this May after serving for 15 years. Ian brought unique and extremely valuable perspectives and insight to the NACCO Board. His contributions will be missed.
     Finally, we would like to take this opportunity to thank all of our subsidiaries’ customers, retailers, dealers and suppliers and all NACCO stockholders for their continued support, and to thank all NACCO and subsidiary employees most sincerely for their hard work, sacrifices and commitment in meeting the challenges of 2009. We hope for a sustained global economic recovery and look forward to a successful 2010.

Alfred M. Rankin, Jr.
Chairman, President and
Chief Executive Officer
NACCO Industries, Inc.

Robert L. Benson
President and Chief Executive Officer
The North American Coal Corporation

Michael P. Brogan
President and Chief Executive Officer
NACCO Materials Handling Group, Inc.

Gregory H. Trepp
President and Chief Executive Officer
Hamilton Beach Brands, Inc.
Chief Executive Officer
The Kitchen Collection, Inc.

Robert A. LeBrun, Jr.
President
The Kitchen Collection, Inc.

Supplemental Data
NACCO Industries, Inc. and Subsidiaries
Reconciliation of 2008 Net Income (Loss) attributable to stockholders “As Reported” to
2008 Adjusted Net Income (Loss) attributable to stockholders Excluding “Special Items”
(in millions, except per share data)

	Year Ended 2008
			Diluted
	Pre-tax	After-tax	EPS

2008 Consolidated Net Loss attributable to stockholders, as reported		$(437.6)	$(52.84)

Goodwill and other intangible assets impairment charges	$435.7	431.6	52.12
Charges against accumulated deferred tax assets		29.8	3.59

Net effect of special items	$435.7	$461.4

2008 Consolidated Adjusted Net Income attributable to stockholders		$23.8	$2.87

	Year Ended 2008
	Pre-tax	After-tax

2008 NMHG Net Loss attributable to stockholders, as reported		$(376.0)

Goodwill and other intangible assets impairment charge	$351.1	347.3
Charge against accumulated deferred tax assets		29.8

Net effect of special items	$351.1	$377.1

2008 NMHG Adjusted Net Income attributable to stockholders		$1.1

	Year Ended 2008
	Pre-tax	After-tax

2008 Hamilton Beach Net Loss attributable to stockholders, as reported		$(73.3)

Goodwill impairment charge	$80.7	80.7

2008 Hamilton Beach Adjusted Net Income attributable to stockholders		$7.4

	Year Ended 2008
	Pre-tax	After-tax

2008 Kitchen Collection Net Loss attributable to stockholders, as reported		$(10.0)

Goodwill and other intangible assets impairment charge	$3.9	3.6

2008 Kitchen Collection Adjusted Net Loss attributable to stockholders		$(6.4)

Adjusted Net Income/Loss attributable to stockholders is a measure of income that differs from Net Income/Loss attributable to stockholders measured in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted Net Income/Loss attributable to stockholders is Net Income/Loss attributable to stockholders adjusted for the exclusion of goodwill and intangible asset impairment charges at NMHG, Hamilton Beach and Kitchen Collection and charges against the accumulated deferred tax assets of NMHG in 2008. Management believes that both Net Income/Loss attributable to stockholders and Adjusted Net Income/Loss attributable to stockholders assist the investor and the subsidiaries’ lenders in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Net Income/Loss attributable to stockholders and Adjusted Net Income/Loss attributable to stockholders.

Officers and Directors
Officers and Directors of NACCO Industries, Inc.
Officers:
Alfred M. Rankin, Jr.
Chairman, President
and Chief Executive
Officer
Charles A. Bittenbender
Vice President,
General Counsel and
Secretary
J.C. Butler, Jr.
Vice President-Corporate
Development and Treasurer
Lauren E. Miller
Vice President-Consulting Services
Kenneth C. Schilling
Vice President and Controller
Mary D. Maloney
Assistant General
Counsel and
Assistant Secretary
Suzanne S. Taylor
Associate General
Counsel and
Assistant Secretary
Directors:
Owsley Brown II
Retired Chairman,
Brown-Forman Corporation
Dennis W. LaBarre
Partner, Jones Day
Richard de J. Osborne
Retired Chairman and Chief
Executive Officer, ASARCO
Incorporated
Alfred M. Rankin, Jr.
Chairman, President and Chief
Executive Officer, NACCO Industries, Inc.
Ian M. Ross
President Emeritus,
AT&T Bell
Laboratories
Michael E. Shannon
President, MEShannon &
Associates, Inc. Retired
Chairman, Chief Financial
and Administrative Officer,
Ecolab, Inc.
Britton T. Taplin
Self employed (personal investments)
David F. Taplin
Self employed (tree farming)
John F. Turben
Chairman,
Kirtland Capital Partners
Eugene Wong
Professor Emeritus
University of California at Berkeley
Officers of Subsidiaries
Officers of NACCO Materials Handling Group, Inc.
Corporate:
Alfred M. Rankin, Jr.
Chairman
Michael P. Brogan
President and Chief Executive Officer
Colin Wilson
Vice President and Chief
Operating Officer and
President, Americas
Lauren E. Miller
Senior Vice President,
Marketing and
Consulting
Kenneth C. Schilling
Vice President and
Chief Financial Officer
Charles A. Bittenbender
Vice President,
General Counsel and
Secretary
James M. Phillips
Vice President, Human Resources
Rajiv K. Prasad
Vice President,
Global Product
Development
Victoria L. Rickey
Vice President, Asia-Pacific
Michael E. Rosberg
Vice President, Global Supply Chain
Michael K. Smith
Vice President,
Finance and
Information Systems
Gopi Somayajula
Vice President,
Counterbalanced
Engineering
Daniel P. Gerrone
Controller
Jeffrey C. Mattern
Treasurer
Americas:
Donald L. Chance, Jr.
Vice President, President,
NMHG Sales
Raymond C. Ulmer
Vice President, Finance Americas
Europe, Africa and Middle East:
Ralf A. Mock
Managing Director,
Europe, Africa and
Middle East
Asia-Pacific:
Nobuo Kimura
President, Sumitomo NACCO
Materials Handling Co.,
Ltd.
Officers of Hamilton Beach Brands, Inc.
Alfred M. Rankin, Jr.
Chairman
Dr. Michael J. Morecroft
Vice Chairman
Gregory H. Trepp
President and Chief Executive Officer
Gregory E. Salyers
Senior Vice President, Global Operations
R. Scott Tidey
Senior Vice President, North
America Sales and Marketing
Keith B. Burns
Vice President,
Engineering and
Information Technology
Kathleen L. Diller
Vice President, General
Counsel and Secretary
James H. Taylor
Vice President, Chief
Financial Officer and
Treasurer
Officers of The Kitchen Collection, Inc.
Alfred M. Rankin, Jr.
Chairman
Dr. Michael J. Morecroft
Vice Chairman
Gregory H. Trepp
Chief Executive Officer
Robert A. LeBrun, Jr.
President
Emil S. Wepprich
Vice President-Supply Chain
Karen E. Cavender
Controller
L.J. Kennedy
Secretary and Treasurer
Officers of The North American Coal Corporation
Alfred M. Rankin, Jr.
Chairman
Robert L. Benson
President and Chief Executive Officer
J.C. Butler, Jr.
Senior Vice
President-Project
Development and
Administration
Bob D. Carlton
Vice President and
Chief Financial Officer
Douglas L. Darby
Vice President-Southern Operations
Michael J. Gregory
Vice President-Engineering,
Human Resources and
International Operations
Thomas A. Koza
Vice President-Law and
Administration, and Secretary
John D. Neumann
Assistant General
Counsel and Assistant
Secretary
K. Donald Grischow
Treasurer
John R. Pokorny
Controller

Corporate Information

Annual Meeting
The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 12, 2010, at 9:00 a.m. at the corporate office located at: 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124

Form 10-K
Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available through NACCO’s website (www.nacco.com) or by request to:
Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 449-9669

Stock Transfer Agent and Registrar
Computershare 7530 Lucerne Drive, Suite 305 Cleveland, Ohio 44130 1-800-622-6757

Legal Counsel
Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114

Independent Auditors
Ernst & Young LLP 1300 Huntington Building 925 Euclid Avenue Cleveland, Ohio 44115

Stock Exchange Listing
The New York Stock Exchange Symbol: NC

Investor Relations Contact
Investor questions may be addressed to: Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 449-9669 E-mail: ir@naccoind.com

NACCO Industries Website
Additional information on NACCO Industries may be found
at the corporate website, www.nacco.com. The Company
considers this website to be one of the primary sources of
information for investors and other interested parties.

Subsidiary Company Websites
The websites of several subsidiary companies and their brands can be found at the following locations:

NACCO Materials Handling Group:
www.nmhg.com
Hyster North America:
www.hysteramericas.com
Hyster Europe:
www.hyster.co.uk
Hyster Asia-Pacific:
www.hyster.com.au
Hyster China:
www.hyster.com.cn
Yale North America:
www.yale.com
Yale Europe:
www.yale-forklifts.eu
Yale Asia-Pacific:
www.yale.com.au
Hamilton Beach Brands–U.S.:
www.hamiltonbeach.com
www.proctorsilex.com
www.buytraditions.com
www.commercial.hamiltonbeach.com
Hamilton Beach Brands–Mexico:
www.hamiltonbeach.com.mx
Kitchen Collection:
www.kitchencollection.com
www.legourmetchef.com
North American Coal:
www.nacoal.com
Environmental Benefits
This Summary Annual Report and Supplemental Package is printed using post-consumer waste recycled paper and vegetable-based inks.
By using this environmental paper, NACCO Industries Inc. saved the following resources:
The FSC Trademark identifies wood fibers coming from forests which have been certified in accordance with the rules of the Forest Stewardship Counsel.

The following information related to the Company’s stock performance was not included in or incorporated by reference into, and shall not be deemed to constitute a part of, the Company’s Annual Report on Form 10-K filed with the SEC.
Stock Price Performance Presentation
The following graphs compare the Company’s total annual stock price performance on Class A Common Stock against the total stock price performance of the Russell 2000 Index and, in the case of Graph 1, the Russell 2000 Producer Durables Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.
In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 2005 (base point December 31, 2004) and ending December 31, 2009.
The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company’s stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company’s stock and the level of the Russell 2000 Index. The Company, therefore, has provided Graph 2, which compares the returns for the Company and the Russell 2000 Index based upon the average of the daily closing stock price compared with the corresponding information from Graph 1, which is based upon the change in the stock price for each fiscal year for the same period as in Graph 1.

The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. The Company, therefore, has included Graph 3, which compares the 10-year returns for the Company and the Russell 2000 Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 2000 (base point December 31, 1999) and ending December 31, 2009.

Environmental Benefits
This Summary Annual Report and Supplemental Package is printed using post-consumer waste recycled paper and vegetable-based inks.
By using this environmental paper, NACCO Industries, Inc. saved the following resources:
The FSC Trademark identifies wood fibers coming from forests which have been certified in accordance with the rules of the Forest Stewardship Counsel.